Exhibit 10.6
GENERAL TERMS AND CONDITIONS FOR
STOCK APPRECIATION RIGHTS AWARDS UNDER THE
DELEK US HOLDINGS, INC. 2016 LONG-TERM INCENTIVE PLAN

Delek US Holdings, Inc. (the “Company”) hereby grants, and you accept, an award of stock-settled stock appreciation rights (“SARs”) under the Company’s 2016 Long-Term Incentive Plan (the “Plan”). Unless otherwise provided in a separate agreement between you and the Company, the following terms and conditions apply to your award of SARs. The SAR award is made with respect to shares of the Company’s Common Stock, $0.01 par value (the “Common Stock”), upon the terms and conditions set forth herein and the Plan. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Plan.

1.Base Price. The base price of the SARs is the fair market value of Common Stock (the “FMV”) on the date the SAR was granted (the “Grant Date”). For purposes of establishing the base price of the SARs, the FMV shall be the New York Stock Exchange (“NYSE”) closing price of our Common Stock on the Grant Date (or the last previous NYSE closing price if the Grant Date occurs on a day when the NYSE is not open for trading).

2.    Vesting / Term. All vesting is conditioned upon your continuous employment or other service with the Company or its affiliates through the applicable vesting dates. The term of the SARs shall be for a period of ten years from the Grant Date, subject to earlier termination as provided herein and the Plan.

3.    Termination of Employment or Other Service.

(a)    Death / Disability. If your employment or other service with the Company or its affiliates is terminated due to your death or Disability (unless the Company determines that such death or Disability occurs as a result of conduct that constitutes Cause), then: (i) that portion of the SARs, if any, that is not vested and exercisable on the date of your termination of employment or other service shall automatically become exercisable and (ii) the SARs shall remain exercisable by you (or, in the event of death, your beneficiary) during the one year period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate.

(b)    Termination for Cause. If your employment or other service is terminated by the Company or its affiliates for Cause, then the SAR (whether or not then vested and exercisable) shall immediately terminate and cease to be exercisable. For purposes hereof, “Cause” shall have the meaning ascribed to such term in any employment agreement between you and the Company or, if there is no employment agreement or such term is not defined in the employment agreement, then, for the purposes hereof, the term “Cause” shall have the meaning ascribed to it in the Plan.

(c)    Other Termination. If your employment or other service with the Company or its affiliates is terminated for any reason other than those set forth in Section 3(a) or 3(b) above, then: (i) that portion of the SARs, if any, that is vested and exercisable on the date of termination shall remain exercisable by you during the 30 calendar day period following the date of termination but in no event after expiration of the stated term hereof and, to the extent not exercised during such period, shall thereupon terminate, and (ii) that portion of the SARs, if any, that is not vested and exercisable on the date of termination shall thereupon terminate.

4.    Exercise / Payment.

(a)Subject to the provisions hereof and the Plan, upon the exercise of an SAR hereunder, you (or your beneficiary, as the case may be) shall be entitled to receive, in the Company’s sole discretion, cash and/or a number of whole shares having a FMV equal to the product of X and Y, where:

X =	the number of whole SAR shares being exercised, and

Y =	the excess of (i) the FMV on the date of exercise over (ii) the base price per share with respect to the SARs being exercised.

(b)    You may exercise SARs that are vested and exercisable hereunder by delivering to the Secretary of the Company (i) a written notice of such exercise specifying the number of shares of Common Stock covered by such exercise, and (ii) payment in full of the withholding taxes due in connection with the exercise, unless other arrangements satisfactory to the Company are made for the satisfaction of such payment.

(c)    Upon the exercise of an SAR hereunder, the applicable tax withholding obligation may be paid (i) in cash or by check (including the withholding of cash sufficient to cover the withholding obligation from the proceeds of a cash settlement of the SARs); (ii) at the discretion of the Compensation Committee of the

Company’s Board of Directors (the “Committee”), by (A) the delivery of previously-owned shares of Common Stock, (B) means of a cashless exercise procedure in connection with a stock settlement (including, without limitation, the withholding of shares from the settlement or through a broker-assisted cashless exercise), (C) any other legal means that may be acceptable to the Committee, or (D) by a combination of the foregoing; or (iii) at the discretion of the Committee, in any combination of the above.

5.    Rights as Stockholder. If and to the extent SARs are settled in shares of Common Stock, no such shares shall be issued until the applicable tax withholding obligation is fully satisfied. You have no rights as a stockholder with respect to any shares covered by SARs unless, until and except to the extent that such shares are issued to you.

6.    Nontransferability. You may not pledge, hypothecate or otherwise encumber the SARs or subject them to any of your liens, obligations or liabilities to any party (other than the Company or an affiliate thereof), or assigned or transferred (collectively, “Transferred”) by you other than by will or the laws of descent and distribution or to a beneficiary upon your death, and the SAR may be exercised during your lifetime only by you or your guardian or legal representative. Any attempt by you or any other person claiming against, through or under you to cause the SAR or any part of it to be Transferred in any manner and for any purpose shall be null and void and without effect upon the Company, you or any other person.

7.    Compliance With Law / Transfer Orders / Legends. If and to the extent the SARs are settled in the form of shares of Common Stock, the Company will not be obligated to issue or deliver such shares unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance. All certificates for shares of Common Stock delivered under the SARs shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the United States Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.

8.    No Employment or Other Rights. Nothing contained in these terms or in the Plan shall confer upon you any right with respect to the continuation of your employment or other service with the Company or its affiliates or interfere in any way with the right of the Company and its affiliates at any time to terminate your employment or other service or to modify the terms and conditions of your employment or other service.

9.    Provisions of the Plan / Electronic Delivery. The provisions of the Plan shall govern if and to the extent that there are inconsistencies between those provisions and the provisions hereof. As a participant in the Plan, you are entitled to receive certain information regarding the Plan and its operations and such information is available to you electronically at www.benefitsonline.com. You may receive a paper copy of this information at no cost to you if you contact the Company by telephone at (615) 771-6701 or by regular United States mail at 7102 Commerce Way, Brentwood, Tennessee 37027. By accepting this award, you hereby consent to the electronic delivery of the Plan to you as set forth herein and acknowledge receipt of a copy of the Plan prior to your acceptance of this award.

10.    Miscellaneous. These terms and conditions shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. These terms and conditions shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its principles of conflicts of law. These terms and conditions constitute the entire agreement between the parties with respect to the subject matter hereof and, except as otherwise provided in the Plan, may not be modified other than by written instrument executed by the parties.